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                                                                     EXHIBIT 6.1

              MEMORANDUM OF UNDERSTANDING/JOINT VENTURE AGREEMENT
        BETWEEN OMICRON TECHNOLOGIES, INC. AND VIASPACE TECHNOLOGIES LLC
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                                                                     Exhibit 6.1
MEMORANDUM OF UNDERSTANDING (MOU) made this 7th day of August, 1998.

BETWEEN:

               OMICRON TECHNOLOGIES, INC., a US company incorporated under the laws of the state of Florida, U.S.A., having its registered office in Miami, Florida.

               (hereinafter called the "Omicron")

                                                               OF THE FIRST PART

AND:

               VIASPACE TECHNOLOGIES LLC, a company incorporated under the laws of the state of Delaware, U.S.A., having its registered office in Pasadena, California.

               (hereinafter called the "ViaSpace");

                                                              OF THE SECOND PART


                             JOINT VENTURE AGREEMENT

     WHEREAS Omicron, a public company listed on the NASDAQ Over the Counter Bulletin Board Stock Exchange, is seeking participation in the acquisitions and development of new high technologies.

     AND WHEREAS ViaSpace is a technology incubation company whose charter is to develop and commercialize new high technologies.

     Omicron and ViaSpace have agreed to form a joint venture for the development of certain applications of the Active Pixel Sensor ("APS") developed by the Jet Propulsion Laboratory, subject to the terms and conditions expressed in this agreement, as follows:



1.0  Representations and Warranties

     1.1 Omicron represents and warrants that:

          - It will pay a non-refundable $250,000 (Two Hundred Fifty Thousand U.S. Dollars) to the joint venture upon signing this MOU.

          - It will provide funding for a minimum of 3.75 million dollars (U.S.) (including the initial $250,000 referred to above) for the costs associated in developing Chosen (to be defined within 30 days by Omicron, and agreed upon by ViaSpace. On the scope of the commercial application and development costs of the prototypes) technologies from their current

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                                       2


               status to commercial prototype. This funding is to be provided in accordance with the following payment schedule:

Time             Acquisition Cost      Development Cost     Total
----             ----------------      ----------------     -----
Today                 250K                  0K               250K
30 Days               250K                  0K               250K
45 Days               0K                    250K             250K
60 Days               250K                  0K               250K
90 Days               0K                    250K             250K
120 Days              750K                  0K               750K
180 Days              750K                  500K             1,250K
270 Days              0K                    500K             500K
TOTALS                2,250K                1,500K           3,750K
--------              -----                 -----            -----
360 Days         VIASPACE PRODUCES
                 THE PROTOTYPES


          1.1.1 Failure to meet payment schedule dates will vend this agreement null and void. Any unused funds allocated for development costs will be refunded to Omicron by ViaSpace. All other payments received from Omicron by ViaSpace are non-refundable. Omicron shall hold no equity, or portion of, in the technology until such time that all acquisition and development payments are received in full.

     1.2  VIASPACE REPRESENTS AND WARRANTS THAT:

          - It has been granted the option to license the APS technology from Caltech.

          - Based on a mutually agreed upon price in the future, ViaSpace will sell to Omicron the first right of refusal for ViaSpace's interest in the Joint Venture, and/or the right for developing new market applications for the APS technology.

2.0  MANAGEMENT OF THE JOINT VENTURE

     The Joint Venture shall be managed by ViaSpace and Omicron.


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                                       3




3.0  THE JOINT VENTURE

     Upon signing of this agreement, a joint venture will be formed. The interest of the parties shall be as follows:

     o Omicron shall be entitled to receive 40% of all profits of the Joint Venture, and ViaSpace shall be entitled to receive up to 60% of the profits

     o Royalties payments to JPL and Caltech will be paid by the Joint Venture prior to sharing profits between ViaSpace and Omicron.


4.0  NOTICES

     Any Public Notices or Announcements, Promotional Material and Investor Relations Material under the provisions of this agreement shall be approved by ViaSpace in writing prior to circulating.


5.0  FURTHER AGREEMENTS

     The parties agree that they shall enter into such further and other documents, including formal agreements that may be required or desired in order to give full force and effect to this agreement. Notwithstanding that the completion of further documents is contemplated, this agreement shall constitute a valid and binding contract upon its execution.



     IN WITNESS WHEREOF the Parties have just caused this Agreement to be duly executed this 7th day of August, 1998.



OMICRON TECHNOLOGIES, IRE.                    VIASPACE TECHNOLOGIES LLC
1110 BRICKELL AVENUE, SUITE 430               1534 HIGHLAND AVENUE
MIAMI, FLORIDA 33131                          GLENDALE, CALIFORNIA 91202





Per: /s/ Sak Narwal, CFO                      Per: /s/ Sam Shehayeb, CFO
    ---------------------                         ----------------------
      SAK NARWAL, CFO                                 SHEHAYEB, CFO